April 18, 2007

Mark A. Tunney
Managing Member
Lionshead Capital Management, LLC
11111 Santa Monica Blvd.
Suite 1122
Los Angeles, CA 90025

RE: FP Technology, Inc. - Invitation to Join Board of Directors

Dear Mark,

On behalf of FP Technology, a Delaware corporation (the “Company”), I am pleased to extend to you an invitation to serve on the Company’s Board of Directors. We believe your vast experience and industry knowledge will be a valuable addition to the Board.

The Company will reimburse your reasonable expenses incurred in attending Board meetings, including committee meetings, or any other activities (e.g., meetings, trade shows), which are requested by the Company. You will serve an initial term until the next annual meeting of stockholders, with re-nomination and reelection to the Board to occur yearly at the annual meeting of the stockholders, in accordance with and subject to the terms of the Company’s charter, bylaws and Delaware law. You may resign from the Board at any time.

Contingent on your acceptance of this invitation to join the Board, the Board will recommend a grant of restricted stock of 60,000 common shares vesting pro rata 1/24th monthly over a two year period and other conditions to be set forth in a written stock agreement. Additionally, the Board will recommend that you will receive a one-time cash award of approximately $84,000 to compensate for any tax liability associated with your restricted stock grant. The Company will use its best efforts to seek an opinion from its auditors regarding the valuation of your restricted stock grant, and make available any additional documentation that would help support that valuation. If your tax liability should be greater than the above-mentioned payment, the Board will use reasonable efforts to work with you to resolve any additional tax liability.

Each member of our Board of Directors who is not an employee (each a “non-employee director”) will receive an annual retainer of $10,000 and will receive $1,000 for each meeting of our Board of Directors attended either in person or telephonically. Non-employee directors will receive $500 for each committee meeting attended either in person or telephonically, unless such committee meeting shall last more than one hour. In such case the committee meeting fee will be $1,000. Non-employee directors may also receive additional compensation for attending special meetings of the Board of Directors and such additional compensation may not be equal among the individual non-employee directors. Such additional compensation is intended to reflect special efforts of such board members. Board members will be reimbursed for reasonable travel expenses associated with attending any meetings of the Board of Directors or committees of the Board of Directors.

    A majority of our stockholders and our Board of Directors have adopted a Stock Incentive Plan designed to assist us in recruiting and retaining key employees, directors and consultants. The plan will become effective upon the filing and distribution of the information statement relating therewith to our stockholders pursuant to applicable SEC rules and regulations. The plan will permit us to grant to our key employees, directors and consultants up to 1,766,000 shares of common stock pursuant to stock option awards, restricted stock grants and other stock-based awards. In connection with this plan, we intend to grant to our non-employee directors an option to purchase 5,000 shares of our common stock annually on the day following our annual meeting of stockholders, with an exercise price per share equal to the fair market value of our common stock on such date. We intend that this will increase to 7,500 shares of our common stock per annum after such non-employee director has been on the Board of Directors for more than three years. Each such option will have a ten year term and will vest on the date of the next annual meeting of stockholders. In addition, each such option will become fully vested upon a “change in control” (as defined in the plan) or such director’s death. In the event a non-employee director ceases to be a director for any reason (other than death), such director may exercise his or her then vested options for six months. In the event of death, his or her options shall remain exercisable for a period of twelve months.

    If the foregoing terms are acceptable to you, please sign and date the original and enclosed copy of this letter, return the original to my attention and retain the copies for your records.

We appreciate your consideration and look forward to having you join the Board.

Sincerely,

/s/ Doug Croxall
Doug Croxall
Chairman of the Board
Agreed and Accepted:

/s/ Mark Tunney
Mark Tunney